Exhibit 99.1

For Immediate Release

WATERJET HOLDINGS, INC. COMPLETES THE ACQUISTION OF FLOW
 INTERNATIONAL CORPORATION

KENT, WA – January 31, 2014 – Waterjet Holdings, Inc., an entity affiliated with American Industrial Partners (“AIP”), completed the acquisition of Flow International Corporation (“Flow” or the “Company”) on January 31, 2014.  The investment in Flow (NASDAQ: FLOW) was made out of American Industrial Partners Capital Fund V, LP a $717.5 million fund that closed in December 2011.  Under the terms of the merger agreement, Waterjet Holdings, Inc. acquired all of the outstanding shares of Flow common stock for $4.05 per share in cash.  Terms of the acquisition were first announced on September 25, 2013.

The completion of this acquisition follows the approval of Flow shareholders at a special meeting held on December 20, 2013, as well as all necessary regulatory approvals and other customary closing conditions.  Shares of Flow stock are expected to cease trading by the close of business today.

Headquartered in Kent, Washington, Flow is the world's leading developer and manufacturer of industrial waterjet systems for cutting and cleaning applications.  Flow’s ultrahigh-pressure water pumps generate pressures from 40,000 to over 94,000 pounds per square inch and power waterjet systems that are used to cut materials, remove coatings, and prepare surfaces for coating.  Flow has pioneered many of the new product initiatives in the waterjet cutting industry including the introduction of abrasive waterjet cutting and cutting composite material with waterjet systems.  Waterjet cutting and cleaning is a fast-growing alternative to traditional cutting methods (such as laser, plasma, or EDM) and the Company serves a variety of end markets including aerospace, automotive, food processing, electronics, and residential construction.  The Company employs approximately 700 people and has manufacturing locations in Kent, Washington and Jeffersonville, Indiana with additional sales offices in Europe, Asia, and South America.

“AIP is very excited to partner with Flow’s management team and help continue to grow the Company.  Flow’s market leading products, sizeable aftermarket sales, global presence, and favorable end market dynamics result in a unique opportunity to continue to grow the use of waterjet cutting to the benefit of an expanding universe of Flow customers,” said Eric Baroyan of AIP.

“We look forward to continuing to advance the technology of waterjet cutting and expanding into high volume manufacturing applications for this exciting and rapidly evolving cutting method and are extremely pleased to be partnering with the American Industrial Partners team,” said David Savage, CEO of Waterjet Holdings, Inc.  “We intend to further invest in our business and build on our long-standing customer relationships and market leading products to further grow the share of waterjet cutting within the broader machine tool cutting industry.”

About American Industrial Partners
American Industrial Partners is an operationally oriented middle-market private equity firm that makes control investments in North American-based industrial businesses serving domestic and global markets.  AIP has deep roots in the industrial economy and has been active in private equity investing since 1989.  To date, AIP has completed over 40 transactions and is currently managing more than $1.1 billion in equity capital. AIP invests in all forms of corporate divestitures, management buyouts, recapitalizations, and going-private transactions of established businesses with revenues of $100 million to $750 million. For more information about American Industrial Partners, contact Ben DeRosa, Partner at 212-627-2360, extension 200.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate,"

variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the end of trading in Flow shares and growth in Flow’s markets and business. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Contacts:

Flow

Geoffrey Buscher
253-813-3286
investors@flowcorp.com

AIP
Ben DeRosa
212-627-2360 extension 200